     As filed with the Securities and Exchange Commission on August 26, 2004
                                                Registration No. 333-[_____]


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          DISCOVERY LABORATORIES, INC.
                          ----------------------------
             (Exact Name of Registrant as Specified in its Charter)


           DELAWARE                                   94-3171943
           --------                                   ----------
(State or Other Jurisdiction of         (I.R.S. Employer Identification Number)
        Incorporation)

                        350 South Main Street, Suite 307
                         Doylestown, Pennsylvania 18901
--------------------------------------------------------------------------------
     (Address, Including Zip Code and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                            Robert J. Capetola, Ph.D.
                             Chief Executive Officer
                        350 South Main Street, Suite 307
                         Doylestown, Pennsylvania 18901
                                 (215) 340-4699
--------------------------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Ira L. Kotel, Esq.
                     Dickstein Shapiro Morin & Oshinsky LLP
                     1177 Avenue of the Americas, 47th Floor
                          New York, New York 10036-2714
                                 (212) 835-1400

                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time or at one time after this Registration Statement becomes effective in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         ------------------------------


                         CALCULATION OF REGISTRATION FEE

------------------------------------- ------------------- -------------------------- -------------------- ------------
                                                              Proposed Maximum        Proposed Maximum     Amount of
        Title of Securities              Amount to be          Offering Price        Aggregate Offering   Registration
          to be Registered              Registered(1)          Per Share(1)(2)            Price(2)         Fee(1)(2)
------------------------------------- ------------------- -------------------------- -------------------- ------------
common stock, $.001 par value             15,375,000                $8.29               $127,458,750      $16,174.52
------------------------------------- ------------------- -------------------------- -------------------- ------------

(1) Also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and determined by multiplying $8.29 (which was the average of the high and low sales price of the common stock on the Nasdaq National Market on August 19, 2004) by: (i) 15,000,000 shares of common stock owned by the selling stockholder and registered for resale hereunder and (ii) 375,000 shares of common stock issuable upon the exercise of that certain Class B Investor warrant. Pursuant to Rule 416 under the Securities Act, we are also registering additional shares of common stock which may become issuable pursuant to the anti-dilution provisions of the Class B Investor warrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.


                                                           SUBJECT TO COMPLETION
                                    PRELIMINARY PROSPECTUS DATED AUGUST 26, 2004


                                15,375,000 Shares

                      [LOGO] DISCOVERY LABORATORIES, INC.

                                  COMMON STOCK

This prospectus may be used only for the resale of up to 15,375,000 shares of common stock by Kingsbridge Capital Limited. Kingsbridge may acquire these shares from us pursuant to a Common Stock Purchase Agreement, or Committed Equity Financing Facility, and a warrant that we issued to Kingsbridge in connection with entering into such Committed Equity Financing Facility. Kingsbridge will receive all of the proceeds from the sale of shares of common stock hereunder and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of such shares. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

Our common stock is quoted on the Nasdaq National Market under the trading symbol "DSCO." On August 25, 2004, the closing sales price of our common stock as reported by Nasdaq was $8.84 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 13.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms "Discovery", "the Company", "we", "us" and "our" refer and relate to Discovery Laboratories, Inc., and its consolidated subsidiaries. You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholder has authorized anyone to provide you with additional or different information. The selling stockholder is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. You should read both this prospectus and any and all prospectus supplements together with additional information described under the heading, "Where You Can Find More Information."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is August 26, 2004.

                                TABLE OF CONTENTS


                                                                       Page

TABLE OF CONTENTS........................................................ii

ABOUT THIS PROSPECTUS.....................................................1

COMPANY SUMMARY...........................................................1

CORPORATE INFORMATION....................................................13

RISK FACTORS.............................................................13

FORWARD-LOOKING STATEMENTS...............................................28

USE OF PROCEEDS..........................................................29

SELLING STOCKHOLDER......................................................29

PLAN OF DISTRIBUTION.....................................................30

INTERESTS OF NAMED EXPERTS AND COUNSEL...................................31

WHERE YOU CAN FIND MORE INFORMATION......................................32

INFORMATION INCORPORATED BY REFERENCE....................................32

EXPERTS..................................................................33

LEGAL MATTERS............................................................34



                                       II

                              ABOUT THIS PROSPECTUS

Because this is a summary, it does not contain all the details that may be important to you. You should read this entire prospectus, including "Risk Factors," carefully before you invest.

                                 COMPANY SUMMARY

Discovery Laboratories, Inc. is a biopharmaceutical company developing its proprietary surfactant technology as Surfactant Replacement Therapies for respiratory diseases. Surfactants are compositions produced naturally in the lungs and are essential for breathing. The absence or depletion of surfactants is involved in a number of respiratory diseases. Our technology produces an engineered version of natural human lung surfactant that is designed to closely mimic the essential properties of human lung surfactant. We believe that through this technology, pulmonary surfactants have the potential, for the first time, to be developed into a series of respiratory therapies for critical care and other hospitalized patients where there are few or no approved therapies available.

In April 2004, we filed a New Drug Application (NDA) with the United States Food and Drug Administration for approval to market Surfaxin(R), our lead product, for the prevention of Respiratory Distress Syndrome in premature infants. On June 15, 2004, we announced that the FDA accepted our NDA filing for Surfaxin for the prevention of Respiratory Distress Syndrome in premature infants and had granted a Standard Review designation establishing a target date of February 13, 2005, for the completion of its review of the NDA.

Our Surfactant Replacement Therapy (SRT) is also in a Phase 2 clinical trial for the treatment of Acute Respiratory Distress Syndrome in adults, as well as in a Phase 3 and a Phase 2 clinical trial for the treatment of Meconium Aspiration Syndrome in full-term infants. With aerosolized surfactant formulations, we are preparing to initiate a Phase 2 trial for asthma (development name DSC-104) and a Phase 2 trial using aerosolized surfactant in combination with Nasal
Continuous   Positive  Airway  Pressure  (nasal  CPAP)  for  neonatal  pulmonary disorders.

We are presently implementing a long-term commercial strategy which includes manufacturing for the production of our humanized surfactant drug products to meet anticipated clinical and commercial needs, and sales and marketing capabilities to execute the launch of Surfaxin, if approved, in the United States and Europe.

SURFACTANT TECHNOLOGY

Our humanized surfactant technology was invented at The Scripps Research Institute and was exclusively licensed to Johnson & Johnson which, together with its wholly-owned subsidiary, Ortho Pharmaceutical Corporation, developed it further. We acquired the exclusive worldwide sublicense to the technology in October 1996.

Surfactants are protein and lipid (fat) compositions that are produced naturally in the lungs and are critical to all air-breathing mammals. They cover the entire alveolar surface, or air sacs, of the lungs and the terminal conducting airways which lead to the air sacs. Surfactants facilitate respiration by continually modifying the surface tension of the fluid normally present within the alveoli, or air sacs, that line the inside of the lungs. In the absence of sufficient surfactant or should the surfactant degrade, these air sacs tend to collapse, and, as a result, the lungs do not absorb sufficient oxygen. In addition to lowering aveolar surface-tension, surfactants play other important roles in human respiration including, but not limited to, lowering the surface tension of the conducting airways and maintaining airflow and airway patency (keeping the airways open and expanded). Human surfactants include four known surfactant proteins, A, B, C and D. It has been established, through numerous studies, that surfactant protein B (SP-B) is essential for respiratory function.

Presently, the FDA has approved surfactants as replacement therapy only for Respiratory Distress Syndrome in premature infants, a condition in which infants are born too soon and thus have an insufficient amount of their own natural surfactant. The most commonly used of these approved replacement surfactants are derived from pig and cow lungs. Though they are clinically effective, they have drawbacks and cannot readily be scaled or developed to treat broader populations for Respiratory Distress Syndrome in premature infants and other respiratory diseases. There is presently only one approved synthetic surfactant available. However, this product does not contain surfactant proteins, is not widely used and is not actively marketed by its manufacturer.

Animal-derived surfactant products are prepared using a chemical extraction process from minced cow and pig lung. Because of the animal-sourced materials and the chemical extraction processes, there is a potential for significant variation in production lots and, consequently, product quality specifications must be broad. In addition, the protein levels of these animal-derived surfactants are inherently lower than the protein levels of native human surfactant. The production costs of these animal-derived surfactants are high, relative to other analogous pharmaceutical products, generation of large quantities is severely limited and these products cannot readily be reformulated for aerosol delivery to the lungs.

Our humanized surfactant product candidates, including Surfaxin, are engineered versions of natural human lung surfactant and contain a humanized peptide, sinapultide. Sinapultide is a 21 amino acid protein-like substance that is designed to closely mimic the essential attributes of human surfactant protein B (SP-B), the surfactant protein that is most important for the proper functioning of the respiratory system. Our products have the ability to be precisely formulated, either as a liquid instillate, aerosolized liquid or dry powder, to address various medical indications.

We believe that our engineered humanized surfactant can be manufactured in sufficient quantities, in more exact and consistent pharmaceutical grade quality, less expensively than the animal-derived surfactants and has no potential to cause adverse immunological responses in young and older adults, all important attributes for our products to potentially meet significant unmet medical needs. In addition, we believe that our engineered humanized surfactants might possess other pharmaceutical benefits not currently found with the animal surfactants such as longer shelf-life, reduced number of administrations to the patient's lungs and elimination of the risk of animal-borne diseases including the brain-wasting bovine spongiform encephalopathy (commonly called "mad-cow disease").

Aerosolized Surfactant Formulations

Many respiratory diseases are associated with an inflammatory event that causes surfactant dysfunction and a loss of patency of the conducting airways. Scientific data support the premise that the therapeutic use of surfactants in aerosol form has the ability to reestablish airway patency, improve pulmonary mechanics and act as an anti-inflammatory. Surfactant normally prevents moisture from accumulating in the airways' most narrow sections and thereby maintains the patency of the conducting airways.

We are currently developing aerosolized formulations of our humanized surfactant to potentially treat patients who could benefit from surfactant-based therapy to improve lung function and maintain proper airflow through the respiratory system. Our aerosol development program is initially focused on surfactant-based therapy for hospitalized patients suffering from severe acute asthma or Acute Lung Injury. In addition, we believe that scientific rationale supports the development of aerosolized formulations of our humanized surfactant to potentially treat COPD, sinusitis, rhinitis, sleep apnea and otitis media (inner ear infection).

The aerosolized formulations of our humanized surfactant that we are currently developing are intended to be administered using various aerosol devices and, to date, we have achieved the following important development objectives:

-- full retention of the surface-tension lowering properties of a functioning surfactant necessary to restore lung function and maintain patency of the conducting airways;

--    full retention of the surfactant composition upon aerosolization;

--    drug particle size suitable for deposition in the deep-lungs;

--    delivery rates to achieve therapeutic dosages in a reasonable time period;
      and

--    reproducible aerosol output and minimal waste of surfactant dose.

                   SURFACTANT THERAPY FOR RESPIRATORY MEDICINE

PRODUCTS FOR THE NEONATAL INTENSIVE CARE UNIT

Surfaxin for Respiratory Distress Syndrome in Premature Infants

Respiratory Distress Syndrome is a condition in which premature infants are born with an insufficient amount of their own natural surfactant. In most cases, premature infants born prior to 32 weeks gestation have not fully developed their own natural lung surfactant and therefore need treatment to sustain life. This condition often results in the need for the infant to undergo SRT or mechanical ventilation. Respiratory Distress Syndrome is experienced in approximately half of the babies born between 28 and 32 weeks gestational age. The incidence of Respiratory Distress Syndrome approaches 100% in babies born less than 26 weeks gestational age. Surfaxin is the first humanized, protein B-based agent that mimics the surface-active properties of human surfactant. To treat premature infants suffering from Respiratory Distress Syndrome, surfactants, including Surfaxin, are delivered in a liquid form and injected through an endotracheal tube (a tube inserted into the infant's mouth and down the trachea).

On April 14, 2004, we filed an NDA with the FDA for the approval of Surfaxin in the United States for the prevention of Respiratory Distress Syndrome in premature infants. On June 15, 2004, the FDA announced that it had accepted our NDA, granted a Standard Review designation to the NDA and established a target date of February 13, 2005, for completion of the review of the NDA. The NDA was based on the successful results obtained from the completion of both a landmark, pivotal Phase 3 clinical trial and a supportive Phase 3 clinical trial of Surfaxin for the treatment of Respiratory Distress Syndrome in premature infants. We are in the process of filing a Marketing Authorization Application
(MAA) with the European Medicines Evaluation Agency (EMEA) in the second half of 2004.

The pivotal Phase 3 trial enrolled 1,294 patients and was designed as a multinational, multicenter, randomized, masked, controlled, prophylaxis, event-driven, superiority trial to demonstrate the safety and efficacy of Surfaxin over Exosurf(R), an approved, non-protein containing synthetic surfactant. Survanta(R), a cow-derived surfactant and the leading surfactant used in the United States, served as a reference arm in the trial. Key trial results were assessed by an independent adjudication committee comprised of leading neonatologists and pediatric radiologists. This committee provided a consistent and standardized method for assessing critical efficacy data in the trial. An independent Data Safety Monitoring Board (DSMB) was responsible for monitoring the overall safety of the trial and no major safety issues were identified. In accordance with the study's trial design, we continue to conduct six and twelve month clinical follow-up on all enrolled patients.

The supportive, multinational Phase 3 clinical trial enrolled 252 patients and was designed as a non-inferiority trial comparing Surfaxin to Curosurf(R), a porcine (pig) derived surfactant and the leading surfactant used in Europe. This trial demonstrated the overall safety and non-inferiority of Surfaxin to Curosurf. In accordance with the study's trial design, we continue to conduct six and twelve month clinical follow-up on all enrolled patients.

There are over 3,000,000 premature infants born annually worldwide. More than 850,000 of these premature infants are considered "very low birth weight" infants (less than 1,250 grams), of which approximately 700,000 are considered at significant risk for Respiratory Distress Syndrome. Due to limitations associated with the animal-derived surfactant products that are currently approved to treat Respiratory Distress Syndrome in premature infants, access to such therapy is mainly limited to the approximately 150,000 very low birth weight infants born in the United States and Western Europe. This results in hundreds of thousands of premature infants born in the world each year who need, but do not receive, effective SRT.

The FDA has granted us Orphan Drug Designation for Surfaxin for Respiratory Distress Syndrome. Orphan drugs are pharmaceutical products that are intended to treat diseases affecting fewer than 200,000 patients in the United States. The Office of Orphan Product Development of the FDA grants certain advantages to the sponsors of orphan drugs including, but not limited to, seven years of market exclusivity upon approval of the drug, certain tax incentives for clinical research and grants to fund testing of the drug. Most recently, the Commission of the European Communities has designated Surfaxin as an Orphan Medicinal Product for the prevention and treatment of Respiratory Distress Syndrome in premature infants. This designation allows us exclusive marketing rights for Surfaxin for indications of Respiratory Distress Syndrome in Europe for 10 years (subject to revision after six years) following marketing approval by the EMEA. In addition, the designation enables us to receive regulatory assistance in the further development process of Surfaxin, and to access reduced regulatory fees throughout its marketing life.

Aerosolized Surfactant Replacement Therapy for Respiratory Dysfunction in Premature Infants

Serious respiratory problems are some of the most prevalent medical issues facing premature infants in Neonatal Intensive Care Units ("NICUs"). On top of the approximately 700,000 premature infants born annually worldwide at risk for Respiratory Distress Syndrome, there are another approximately 1 million premature infants, 300,000 of which are in the US and Europe, born annually at risk for a range of other respiratory problems associated with surfactant dysfunction. These infants are usually at a birth weight greater than 1,250 grams and neonatologists generally try to avoid mechanically ventilating these patients because doing so requires intubation (the highly invasive process of inserting a breathing tube down the patient's trachea). This reluctance is due to the perceived risks by many neonatologists regarding the intubation of these larger babies, such as the risk of trauma and the need of paralytic agents and sedation. As a result, many neonatologists will only intubate in cases of severe respiratory disease, where the benefits clearly outweigh the risks. We believe that there is growing recognition by the neonatal medical community for the potential utility of a non-invasive method of delivering SRT to treat premature infants suffering from Respiratory Dysfunctions beyond Respiratory Distress Syndrome.

We are preparing a Phase 2 clinical trial which we expect to initiate in late 2004, using aerosolized formulations of our humanized surfactant in combination with nasal continuous positive airway pressure (nasal CPAP) as a non-invasive means to potentially treat premature infants in NICUs suffering from pulmonary disorders.

Surfaxin for Meconium Aspiration Syndrome in Full-Term Infants

Meconium Aspiration Syndrome is an inflammatory condition in which full-term infants are born with meconium in their lungs that depletes the natural surfactant in their lungs. Meconium is a baby's first bowel movement in its mother's womb and, when inhaled, Meconium Aspiration Syndrome can occur. Meconium Aspiration Syndrome can be life-threatening as a result of the failure of the lungs to absorb sufficient oxygen. There are no approved therapies for this condition and the standard of care principally consists of mechanical ventilation. Surfaxin has been shown to not only remove inflammatory and infectious infiltrates from the lungs when using our proprietary lavage (or "lung wash") but to also replenish the vital surfactant levels in the babies' lungs.

Surfaxin is being evaluated in a Phase 3 clinical trial for the treatment of Meconium Aspiration Syndrome in full-term infants. To our knowledge, Surfaxin is the only product being developed worldwide to treat this syndrome. The trial is designed for the enrollment of up to 200 infants at medical centers throughout the United States to compare our proprietary Surfaxin lavage to the current standard of care.

We also have initiated a Phase 2 clinical trial of our proprietary Surfaxin lavage in up to 60 full-term infants for use as a prophylactic or early treatment for patients who are at risk of developing Meconium Aspiration Syndrome but have not shown symptoms of compromised respiratory function. Surfaxin is administered as a liquid bolus through an endotracheal tube as well as by our proprietary lavage ("lung-wash") technique. We believe an effective and affordable surfactant prophylactic therapy could significantly lower the risk to meconium-stained infants of chronic respiratory conditions and reduce the need for costly and invasive mechanical ventilation.

There are presently no drug therapies approved for the treatment of Meconium Aspiration Syndrome in full-term infants. An estimated 60,000 infants are born in the United States and Europe that require treatment for Meconium Aspiration Syndrome, however, a significantly greater number of infants are born worldwide each year at risk. The FDA has granted us Fast-Track Status and Orphan Drug Designation for Surfaxin in this indication. We have also received orphan medical product designation of Surfaxin for this indication from the EMEA.

PRODUCTS FOR THE CRITICAL CARE UNIT AND OTHER HOSPITAL SETTINGS

Surfaxin for Acute Respiratory Distress Syndrome in Adults

Acute Respiratory Distress Syndrome (often referred to as Acute Respiratory Distress Syndrome) is a life-threatening disorder for which no approved therapies exist anywhere in the world. It is characterized by an excess of fluid in the lungs and decreased oxygen levels in the patient. One prominent characteristic of this disorder is the destruction of surfactants naturally present in lung tissue. The conditions are caused by illnesses including pneumonia and septic shock (a toxic condition caused by infection) and events such as smoke inhalation, near drowning, industrial accidents and other traumas.

We are presently conducting a Phase 2 open-label, controlled, multi-center clinical trial of Surfaxin for the treatment of adults with Acute Respiratory Distress Syndrome. Approximately 110 patients will receive high concentrations of Surfaxin which will be administered via a proprietary sequential lavage technique, or lung wash, where Surfaxin is delivered through a bronchoscope to each of the 19 segments of the lung. The procedure is intended to cleanse and remove inflammatory substances and debris from the lungs, while leaving sufficient amounts of Surfaxin behind to help re-establish the lungs' capacity to absorb oxygen. The objective is to restore functional surfactant levels and to allow critically ill patients to be removed from mechanical ventilation sooner.

We have completed Part A of this Phase 2 trial, a dose escalation safety and tolerability study in 22 patients in four groups (of up to six patients per group). In consultation with the trial's Independent Safety Review Committee, comprised of three prominent pulmonologists, we determined that the Part A portion of the trial procedure is generally safe and tolerable and that it was appropriate for us to proceed onto the larger safety and efficacy portion of the trial.

The last part of this Phase 2 trial, Part B, is designed to evaluate safety and efficacy of Surfaxin in direct comparison to the current standard of care and will be conducted at approximately 40 centers throughout North America. The primary endpoint of Part B is to determine the incidence rate of patients surviving and off mechanical ventilation at the end of day 28 with one of the key secondary endpoints being all-cause mortality. The Phase 2 clinical trial is anticipated to be completed in the fourth quarter of 2004.

The current standard of care for Acute Respiratory Distress Syndrome includes placing patients on mechanical ventilators in intensive care units at a cost per patient of approximately $8,500 per day, typically for an average of 21 to 28 days. There are estimated to be between 150,000 and 200,000 adults per year in the United States suffering from Acute Respiratory Distress Syndrome with similar numbers afflicted in Europe. Because there are no approved treatments for these diseases, the mortality rate can range from 35% to 50%.

The FDA has granted us Fast-Track Status and Orphan Drug Designation for Surfaxin for the treatment of Acute Respiratory Distress Syndrome in adults. The EMEA has granted us orphan medical product designation for Surfaxin for the treatment of Acute Lung Injury in adults (which in this circumstance is a larger patient population that encompasses Acute Respiratory Distress Syndrome). We were awarded and received a $1 million Fast-Track Small Business Innovative Research Grant by the National Institutes of Health to develop Surfaxin for the treatment of Acute Respiratory Distress Syndrome and Acute Lung Injury in adults.

Aerosolized Surfactant (development name DSC 104) for Severe, Acute Asthma

Asthma is a common disease characterized by sudden constriction and inflammation of the lungs. Constriction of the upper airway system occurs when the airway muscles tighten while inflammation is a swelling of the airways usually due to an allergic reaction caused by an airborne irritant. Both of these events cause airways to narrow and may result in wheezing, shortness of breath and chest tightness. Several studies have shown that surfactant damage and dysfunction is a significant component of asthma -- airway constriction occurs when there is a surfactant dysfunction in the airways of the deep lung of the type that develops during an asthma attack. We believe that SRT has the potential to relieve the constriction in the airways associated with asthma.

According to information provided by the American Lung Association, asthma afflicts more than 20,000,000 people in the United States and its incidence rate continues to rise. Asthma is a chronic disease; it is prevalent in people of all ages and an estimated 12,000,000 people have experienced an asthma attack within the past year. In the United States alone, there are roughly 1,000,000 hospital outpatient visits, approximately 1,800,000 emergency room visits and 9,300,000 physician visits each year due to asthma. Asthma ranks within the top 10 prevalent activity-limiting health conditions costing $14 billion in United States healthcare costs annually.

Asthma may require life-long therapy to prevent or treat episodes. Ten percent of patients are considered severe asthmatics and require moderate to high doses of drugs. Currently available asthma medications include inhaled and oral steroids, bronchodilators and leukotriene antagonists. Bronchodilators cannot be used to control severe episodes or chronic, severe asthma. Oral steroids can cause serious side effects when used for prolonged periods and, thus, are typically limited to severe asthmatic episodes and chronic, severe asthma. We believe that supplying surfactant as an inhaled aerosol may relieve airway obstruction in the deep lung and lead to a more rapid improvement in asthmatic symptoms.

We recently completed a Phase 1b clinical trial to evaluate the safety and lung tolerability and deposition characteristics of our humanized lung surfactant, delivered as an inhaled aerosol to treat individuals who suffer from asthma. This masked, placebo-controlled, randomized, Phase 1b study included six healthy subjects and eight mild-persistent asthmatic patients. Results demonstrated that DSC-104 was safe and well tolerated, did not induce bronchospasm and was deposited to both the central and peripheral regions of the lungs in the mild-persistent asthmatic group and the healthy volunteers. We are presently preparing a Phase 2 clinical trial which we expect to initiate in late 2004 for patients with moderate to severe asthma.

Aerosolized Surfactant for Acute Lung Injury

Acute Lung Injury is associated with conditions that either directly or indirectly injure the air sacs of the lung. Acute Lung Injury is a syndrome of inflammation and increased permeability of the lungs with an associated breakdown of the lungs' surfactant layer. The most serious manifestation of Acute Lung Injury is Acute Respiratory Distress Syndrome.

Among the causes of Acute Lung Injury are complications typically associated with certain major surgeries, mechanical ventilator induced lung injury (often referred to as VILI), smoke inhalation, pneumonia and sepsis. There are an estimated 1 million patients at risk in the United States for Acute Lung Injury annually and there are no currently-approved therapies.

We are evaluating aerosolized formulations of our humanized surfactant to potentially treat Acute Lung Injury. We believe that our proprietary humanized aerosol surfactant may be effective as a preventive measure for patients at risk for Acute Lung Injury. This prophylactic approach may result in fewer patients requiring costly intensive care therapy, thereby eliminating long periods of therapy and offering cost savings in the hospital setting.

COMMITTED EQUITY FINANCING FACILITY

On July 7, 2004, we entered into a Committed Equity Financing Facility with Kingsbridge Capital Ltd. In connection therewith, we entered into (i) a Common Stock Purchase Agreement with Kingsbridge pursuant to which we may issue and sell to Kingsbridge, from time to time, shares of our common stock for cash consideration with an aggregate purchase price equal to up to $75 million and
(ii) a Registration Rights Agreement, in which we agreed to register the shares issued and sold to Kingsbridge pursuant to the Committed Equity Financing Facility and upon exercise of a warrant issued to Kingsbridge in connection therewith.

Commencing on the date that the Registration Statement to which this prospectus is attached is declared effective by the Commission, and continuing for three years thereafter, we may, from time to time, at our sole discretion, and subject to certain conditions that we must satisfy (none of which conditions are subject to the control of Kingsbridge), access the Committed Financing Facility by selling shares of our common stock to Kingsbridge at a purchase price equal to a discount of between 6% and 10% from the volume weighted average price per share of our common stock for each of the 15 trading days following our election to sell shares to Kingsbridge. Such discount will be determined as follows:


                                                                                         PERCENT        APPLICABLE
VWAP*                                                                                    OF VWAP         DISCOUNT

Greater than $14.00 per share                                                               94%               6%

Greater than $9.00 per share but less than or equal to $14.00 per share                     92%               8%

Greater than $2.00 per share but less than or equal to $9.00 per share                      90%              10%

* As set forth in the Purchase Agreement, "VWAP" means the volume weighted average price of our common stock during a trading day as reported by Bloomberg, L.P. using the AQR function.

We may issue and sell to Kingsbridge up to 15 million shares of our common stock under the Committed Equity Financing Facility. In addition to the shares of our common stock issuable to Kingsbridge under the Committed Equity Financing Facility, 375,000 shares of our common stock are registered hereunder with respect to the warrant that we issued to Kingsbridge in connection with our entering into the Committed Equity Financing Facility. Such warrant will not be exercisable until January 7, 2005, and will expire on January 6, 2010. We intend to exercise our right to access the Committed Equity Financing Facility, if and to the extent available, at such times as we feel there is a need for additional capital and when sales of shares of our common stock under the Committed Equity Financing Facility provide the most effective means of raising capital.

We are allowed to access the Committed Equity Financing Facility in an amount equal to a maximum of 4.9% of the outstanding shares of our common stock at such time, provided that in no event may we access the Committed Equity Financing Facility in an amount that exceeds $18.75 million at any one time. We may determine, in our sole discretion, the lowest threshold price at which our stock may be sold under the Committed Equity Financing Facility.

During the term of the Committed Equity Financing Facility, we may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for such common stock is determined using a floating or otherwise adjustable discount to the market price of the common stock (including pursuant to an Committed Equity Financing Facility or other financing that is substantially similar to an equity line of credit with an investor other than Kingsbridge) during the term of our agreement with Kingsbridge. However, we are not prohibited from issuing securities of any type that are, or may become, convertible or exchangeable for shares of our common stock with a fixed or determined purchase price (and which maybe accompanied by anti-dilution provisions), which price may be at a discount to the market price of our common stock when issued.

We may engage in any transactions that are not prohibited under the Committed Equity Financing Facility including, but not limited to: (i) establishing stock option or award plans or agreements (for directors, employees, consultants and/or advisors), and issue securities thereunder, and amending such plans or agreements, including increasing the number of shares available thereunder, (ii) using equity securities to finance, or otherwise in connection with, the acquisition of one or more other companies, equipment, technologies or lines of business, (iii) issuing shares of our common stock and/or preferred stock in connection with our option or award plans, stock purchase plans, rights plans, warrants or options, (iv) issuing shares of our common stock and/or preferred stock in connection with the acquisition of products, licenses, equipment or other assets and strategic alliances or partnerships or joint ventures (the primary purpose of which is not to raise equity capital), (v) issuing shares of our common stock and/or preferred stock to consultants and/or advisors as consideration for services rendered, (vi) issuing and selling equity or debt or hybrid securities in a public offering, (vii) issuing and selling equity or debt or hybrid securities in a private placement (other than as set forth above),
(viii) issuing equity securities to equipment lessors, equipment vendors, banks or similar lending institutions in connection with leases or loans, or in connection with strategic commercial or licensing transactions, and (ix) issuing securities in connection with any stock split, stock dividend, recapitalization, reclassification or similar event.

The issuance of shares of our common stock under the Committed Equity Financing Facility will have no effect on the rights or privileges of existing holders of common stock except that the economic and voting interests of each stockholder will be diluted as a result of such issuance. Although the number of shares of common stock that stockholders presently own will not decrease, such shares will represent a smaller percentage of our total shares that will be outstanding after such events. Accessing the Committed Equity Financing Facility when the price of our common stock is decreasing will have an additional dilutive effect to the ownership percentage of current stockholders and may result in additional downward pressure on the price of our common stock.

The material conditions that must be met before we may access the Committed Equity Financing Facility include, but are not limited to, the following:

Each of the representations and warranties we made in the Purchase Agreement shall be true and correct in all material respects as of the date when made and as of the date we exercise the Committed Equity Financing Facility as though made at that time, except for the representations and warranties that are expressly made as of a particular date. One of the representations provides that no event or series of events has or have occurred that would individually or in the aggregate have a material adverse effect on us, defined as any effect our business, operations, properties or financial condition and that of our consolidated subsidiaries that is material and adverse to us and such subsidiaries, taken as a whole, and/or any condition, circumstance or situation that would prohibit or otherwise interfere with our ability to perform any of our obligations under the Purchase Agreement, the Registration Rights Agreement or the warrant in any material respect.

We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement, the Registration Rights Agreement and the warrant to be performed, satisfied or complied with by us.

We shall have complied in all material respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase
Agreement and the consummation of the transactions contemplated by such agreement.

The Registration Statement, of which this prospectus is part, shall have become effective and shall remain effective. Neither we nor Kingsbridge shall have received notice that the commission has issued or intends to issue a stop order with respect to the registration statement or that the Commission otherwise has suspended or withdrawn effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the Commission's concerns have been addressed and Kingsbridge is reasonably satisfied that the Commission no longer is considering or intends to take such action). No other suspension of the use or withdrawal of the effectiveness of the Registration Statement or this prospectus shall exist.

We shall not have knowledge of any event more likely than not to have the effect of causing the Registration Statement, of which this prospectus is part, to be suspended or otherwise be ineffective.

Trading in our common stock shall not have been suspended by the Commission, the Nasdaq National Market or the National Association of Securities Dealers, Inc., and trading in securities generally on the Nasdaq National Market shall not have been suspended or limited.

The number of shares of our common stock beneficially owned by Kingsbridge, together with those shares of our common stock that we propose to sell to Kingsbridge pursuant to the Committed Equity Financing Facility, may not exceed 9.9% of the total amount of shares of our common stock that would be issued and outstanding upon our accessing of the Committed Equity Financing Facility.

No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by the Committed Equity Financing Facility.

No action, suit or proceedings before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against us or any of our subsidiaries, or any of our officers, directors or affiliates or any of our subsidiaries seeking to enjoin, prevent or change the transactions contemplated by the Purchase Agreement.

We may not be able to meet these or any other conditions under the Purchase Agreement and we may not be able to access any portion of the $75 million available under the Committed Equity Financing Facility. See "Risk Factors - Our Committed Equity Financing Facility may have a dilutive impact on our stockholders."

We also entered into a Registration Rights Agreement with Kingsbridge in connection with the Committed Equity Financing Facility. As contemplated by the Registration Rights Agreement, we have filed a Registration Statement, of which this prospectus is part, with the Commission relating to the resale by Kingsbridge of 15,375,000 shares of common stock issuable to Kingsbridge pursuant to the Purchase Agreement or issued to Kingsbridge as a result of the exercise of the warrant. The effectiveness of such Registration Statement, which in not in the control of Kingsbridge, is a condition precedent to our ability to sell shares of our common stock to Kingsbridge pursuant to the Committed Equity Financing Facility.

If we determine, in consultation with our legal counsel, that resales by Kingsbridge of shares of our common stock under an effective registration statement would be detrimental to us due to either (i) the existence of a material development or potential material development involving us that we would be obligated to disclose in the Registration Statement to which this prospectus is attached, which disclosure would be premature or otherwise inadvisable at such time or would have a material adverse effect on us or our stockholders or (ii) a proposed filing of or use of an existing registration statement in connection with a registration of any class of our equity securities that we initiate, which, in the our good faith judgment, would adversely effect or require premature disclosure of the filing or use of such registration (notice thereof, the "Blackout Notice"), we shall have the right to
(A) immediately defer such filing for a period of not more than 60 days beyond the date on which such Registration Statement was otherwise required hereunder to be filed or (B) suspend use of such Registration Statement by Kingsbridge for a period of not more than 30 days (any such deferral or suspension period, a "Blackout Period"). Kingsbridge acknowledges that it would be seriously detrimental to us and our stockholders for the Registration Statement to which this prospectus is attached to be filed or used, or remain in effect, during a Blackout Period and therefore essential to defer such filing, or suspend the use or the effectiveness thereof, during such Blackout Period and agrees to cease any disposition of the shares issuable to Kingsbridge pursuant to the Committed Equity Financing Facility or upon the exercise of the warrant we issued to Kingsbridge, during such Blackout Period. We may not utilize any of such rights to defer the filing of a Registration Statement (or suspend its use or effectiveness) more than six times in any 12 month period. In the event that, within 15 trading days following the date of issuance of any shares of our common stock under the Committed Equity Financing Facility, we give a Blackout Notice to Kingsbridge and the VWAP on the trading day immediately preceding such Blackout Period ("Old VWAP") is greater than the VWAP on the first trading day following such Blackout Period on which the Kingsbridge may sell the shares issuable to it pursuant to the Committed Equity Financing Facility or upon the exercise of the warrant we issued to Kingsbridge pursuant to an effective Registration Statement ("New VWAP"), then we shall pay to Kingsbridge, by wire transfer of immediately available funds to an account designated by Kingsbridge, the Blackout Amount. For the purposes of the Purchase Agreement, Blackout Amount means a percentage equal to: (1) 75%, if such Blackout Notice is delivered prior to the fifth trading day following such settlement date; (2) 50%, if such Blackout Notice is delivered on or after the fifth trading day following such settlement date, but prior to the tenth trading day following such settlement date; (3) 25%, if such Blackout Notice is delivered on or after the tenth trading day following such settlement date, but prior to the fifteenth trading day following such settlement date; and (4) 0%, thereafter, of: the product of
(i) the number of shares issuable to Kingsbridge pursuant to the Committed Equity Financing Facility or upon the exercise of the warrant we issued to Kingsbridge pursuant to the most recent Draw Down and actually held by Kingsbridge immediately prior to the Blackout Period and (ii) the result obtained by subtracting the New VWAP from the Old VWAP; provided, however, that
(i) no Blackout Amount in respect of any Blackout Period shall exceed $2.5 million, (ii) no Blackout Amount shall be payable in the event that the securities registered under the Registration Statement are eligible for resale under Rule 144 promulgated under the Securities Act during the Blackout Period and (iii) no Blackout Amount shall be payable in the event that the Company offers to repurchase from the Investor for a per share purchase price equal to the VWAP on the trading day immediately preceding the day on which any such Blackout Period began.

The foregoing summary of the Committed Equity Financing Facility does not purport to be complete and is qualified in its entirety by reference to the Common Stock Purchase Agreement, filed as Exhibit 10.1, the Registration Rights Agreement, filed as Exhibit 10.2, and the Warrant, filed as Exhibit 4.1, to the Current Report on Form 8-K, filed with the Commission on July 9, 2004, and are incorporated by reference herein.

                              CORPORATE INFORMATION

Surfaxin(R) is our trademark. This prospectus also includes product names, trademarks and trade names of other companies, which names are the exclusive property of the holders thereof.

Our executive offices are located at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901. Our telephone number is (215) 340-4699 and our facsimile number is (215) 340-3940.

                                  RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks described below and other information, including our financial statements and related notes previously included in our periodic reports filed with the Commission. If any of the factors or conditions summarized in the following risks actually occur, our business prospects, financial condition and results of operations could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties of which we are unaware or which we currently deem immaterial also may become important factors that affect us.

BECAUSE WE ARE A BIOPHARMACEUTICAL COMPANY, WE MAY NOT SUCCESSFULLY DEVELOP AND MARKET OUR PRODUCTS, AND EVEN IF WE DO, WE MAY NOT GENERATE ENOUGH REVENUE OR BECOME PROFITABLE.

We are a biopharmaceutical company, therefore, you must evaluate us in light of the uncertainties and complexities present in such companies. We currently have no products approved for marketing and sale and are conducting research and development on our product candidates. As a result, we have not begun to market or generate revenues from the commercialization of any of our products. Our long-term viability will be impaired if we are unable to obtain regulatory approval for, or successfully market, our product candidates.

To date, we have only generated revenues from investments, research grants and collaborative research and development agreements. We will need to engage in significant, time-consuming and costly research, development, pre-clinical studies, clinical testing and regulatory approval for our products under development prior to their commercialization. In addition, pre-clinical or clinical studies may show that our products are not effective or safe for one or more of their intended uses. We may fail in the development and commercialization of our products. As of June 30, 2004, we have an accumulated deficit of approximately $115 million and we expect to continue to incur significant increasing operating losses over the next several years. If we succeed in the development of our products, we still may not generate sufficient or sustainable revenues or we may not be profitable.

OUR TECHNOLOGY PLATFORM IS BASED SOLELY ON OUR PROPRIETARY HUMANIZED, ENGINEERED SURFACTANT TECHNOLOGY. OUR ONGOING CLINICAL TRIALS FOR OUR LEAD SURFACTANT REPLACEMENT TECHNOLOGIES MAY BE DELAYED, OR FAIL, WHICH WILL HARM OUR BUSINESS.

Our humanized, engineered surfactant platform technology is based on the scientific rationale of SRT to treat life threatening respiratory disorders and as the foundation for the development of novel respiratory therapies and products. Our business is dependent upon the successful development and approval of our product candidates based on this platform technology. Recently we completed and filed an NDA with the FDA from a pivotal Phase 3 clinical trial and supportive Phase 3 clinical trial with our lead product, Surfaxin, for the prevention of Respiratory Distress Syndrome in premature infants. In addition, we are conducting a Phase 2 clinical trial for the treatment of Acute
Respiratory Distress Syndrome in adults and a Phase 3 and a Phase 2 clinical trial for the treatment of Meconium Aspiration Syndrome in full-term infants. We recently completed a Phase 1b clinical trial to evaluate the safety and tolerability of our humanized lung surfactant, delivered as an inhaled aerosol to treat individuals who suffer from asthma. We are preparing for the initiation of a Phase 2 clinical trial using aerosolized surfactant in combination with nasal CPAP to potentially treat premature infants in the NICU suffering from pulmonary disorders and a Phase 2 trial using DSC-104 to treat patients with moderate to severe asthma.

Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. In addition, we may be unable to enroll patients quickly enough to meet our expectations for completing any or all of these trials. The timing and completion of current and planned clinical trials of our product candidates depend on, among other factors, the rate at which patients are enrolled, which is a function of many factors, including:

--    the number of clinical sites;

--    the size of the patient population;

--    the proximity of patients to the clinical sites;

--    the eligibility criteria for the study;

--    the existence of competing clinical trials; and

--    the existence of alternative available products.

Delays in patient enrollment in clinical trials may occur, which would likely result in increased costs, program delays or both.

WE WILL NEED ADDITIONAL CAPITAL AND OUR ABILITY TO CONTINUE ALL OF OUR EXISTING PLANNED RESEARCH AND DEVELOPMENT ACTIVITIES IS UNCERTAIN. ANY ADDITIONAL FINANCING COULD RESULT IN EQUITY DILUTION.

We will need substantial additional funding to conduct our presently planned research and product development activities. Based on our current operating plan, we believe that our currently available financial resources will be adequate to satisfy our capital needs into the second half of 2005. Our future capital requirements will depend on a number of factors that are uncertain, including the results of our research and development activities, clinical studies and trials, competitive and technological advances and the regulatory process, among others. We will likely need to raise substantial additional funds through collaborative ventures with potential corporate partners and through additional debt or equity financings. We may also continue to seek additional funding through capital lease transactions. We may in some cases elect to develop products on our own instead of entering into collaboration arrangements. This would increase our cash requirements for research and development.

We have not entered into arrangements to obtain any additional financing, except for the Committed Equity Financing Facility with Kingsbridge, the credit facility with PharmaBio and our capital equipment lease financing arrangement with General Electric Capital Corporation. Any additional financing could include unattractive terms or result in significant dilution of stockholders' interests and share prices may decline. If we fail to enter into collaborative ventures or to receive additional funding, we may have to delay, scale back or discontinue certain of our research and development operations, and consider licensing the development and commercialization of products that we consider valuable and which we otherwise would have developed ourselves. If we are unable to raise required capital, we may be forced to limit many, if not all, of our research and development programs and related operations, curtail commercialization of our product candidates and, ultimately, cease operations. See "Risk Factors - Our Committed Equity Financing Facility may have a dilutive impact on our stockholders".

Furthermore, we could cease to qualify for listing of our securities on the NASDAQ National Market if the market price of our common stock declines as a result of the dilutive aspects of such potential financings. See "Risk Factors - The market price of our stock may be adversely affected by market volatility".

OUR COMMITTED EQUITY FINANCING FACILITY MAY HAVE A DILUTIVE IMPACT ON OUR STOCKHOLDERS.

There are 15,375,000 shares of our common stock that are reserved for issuance under the Committed Equity Financing Facility arrangement with Kingsbridge, 375,000 of which are issuable under the warrant we issued to Kingsbridge. The issuance of shares of our common stock under the Committed Equity Financing Facility and upon exercise of the warrant will have a dilutive impact on our other stockholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock. In addition, if we access the Committed Equity Financing Facility, we will issue shares of our common stock to Kingsbridge at a discount of between 6% and 10% of the daily volume weighted average price of our common stock during a specified period of trading days after we access the Committed Equity Financing Facility. Issuing shares at a discount will further dilute the interests of other stockholders.

To the extent that Kingsbridge sells shares of our common stock issued under the Committed Equity Financing Facility to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our common stock to sell their shares, or it may encourage short sales of our common stock or either similar transactions. This could contribute to a decline in the stock price of our common stock.

We may not be able to meet the conditions we are required to meet under Committed Equity Financing Facility and we may not be able to access any portion of the $75 million available under the Committed Equity Financing Facility.

THE CLINICAL TRIAL AND REGULATORY APPROVAL PROCESS FOR OUR PRODUCTS IS EXPENSIVE AND TIME CONSUMING, AND THE OUTCOME IS UNCERTAIN.

In order to sell our products that are under development, we must receive regulatory approvals for each product. The FDA and comparable agencies in foreign countries extensively and rigorously regulate the testing, manufacture, distribution, advertising, pricing and marketing of drug products like our products. This approval process includes preclinical studies and clinical trials of each pharmaceutical compound to establish the safety and effectiveness of each product and the confirmation by the FDA and comparable agencies in foreign countries that the manufacturer of the product maintains good laboratory and manufacturing practices during testing and manufacturing. Although we are involved in certain late-stage clinical trials, pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier clinical trials or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated by clinical trials of drug products, the FDA may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. On April 14, 2004, we filed an NDA for Surfaxin as a prevention for Respiratory Distress Syndrome in premature infants which such filing was accepted by the FDA on June 15, 2004. The FDA established a target date of February 13, 2005, for completion of the review of such NDA. However, the FDA may not complete the review by such time or may reject the NDA.

The approval process is lengthy, expensive and uncertain. It is also possible that the FDA or comparable foreign regulatory authorities could interrupt, delay or halt any one or more of our clinical trials. If we, or any regulatory authorities, believe that trial participants face unacceptable health risks, any one or more of our trials could be suspended or terminated. We also may not reach agreement with the FDA and/or comparable foreign agencies on the design of any one or more of the clinical studies necessary for approval. Conditions imposed by the FDA and comparable agencies in foreign countries on our clinical trials could significantly increase the time required for completion of such clinical trials and the costs of conducting the clinical trials. Data obtained from clinical trials are susceptible to varying interpretations which may delay, limit or prevent regulatory approval.

Delays and terminations of the clinical trials we conduct could result from insufficient patient enrollment. Patient enrollment is a function of several factors, including the size of the patient population, stringent enrollment criteria, the proximity of the patients to the trial sites, having to compete with other clinical trials for eligible patients, geographical and geopolitical considerations and others. Delays in patient enrollment can result in greater costs and longer trial timeframes. Patients may also suffer adverse medical events or side effects that are common to this class of drug such as a decrease in the oxygen level of the blood upon administration.

Clinical trials generally take two to five years or more to complete, and, accordingly, our first product is not expected to be commercially available in the United States until at least 2005, and our other product candidates will take longer. The FDA has notified us that two of our intended indications for our humanized surfactant-based therapy, Meconium Aspiration Syndrome in full-term infants and Acute Respiratory Distress Syndrome in adults, have been granted designation as "fast-track" products under provisions of the Food and Drug Administration Modernization Act of 1997. The FDA has also granted us Orphan Drug Designation for three of our intended indications for Surfaxin:
Acute Respiratory Distress Syndrome in adults; Respiratory Distress Syndrome in infants; and Meconium Aspiration Syndrome in full-term infants. To support our development of Surfaxin for the treatment of Meconium Aspiration Syndrome, the FDA has awarded us an Orphan Products Development Grant. Fast-Track Status does not accelerate the clinical trials nor does it mean that the regulatory requirements are less stringent. The Fast-Track Status provisions are designed to expedite the FDA's review of new drugs intended to treat serious or life-threatening conditions. The FDA generally will review the NDA for a drug granted Fast-Track Status within six months instead of the typical one to three years.

The Commission of the European Communities has designated Surfaxin as an Orphan Medicinal Product for the prevention and treatment of Respiratory Distress Syndrome in premature infants . The EMEA has already granted us Orphan Medical Product designation for Surfaxin for indications of Meconium Aspiration Syndrome in full-term infants and Acute Lung Injury in adults.

Our products may not, however, continue to qualify for expedited review and our other drug candidates may fail to qualify for fast track development or expedited review. Even though some of our drug candidates have qualified for expedited review, the FDA may not approve them at all or any sooner than other drug candidates that do not qualify for expedited review.

The FDA and comparable foreign agencies could withdraw any approvals we obtain, if any. Further, if there is a later discovery of unknown problems or if we fail to comply with other applicable regulatory requirements at any stage in the regulatory process, the FDA may restrict or delay our marketing of a product or force us to make product recalls. In addition, the FDA could impose other sanctions such as fines, injunctions, civil penalties or criminal prosecutions. To market our products outside the United States, we also need to comply with foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The FDA and foreign regulators have not yet approved any of our products under development for marketing in the United States or elsewhere. If the FDA and other regulators do not approve our products, we will not be able to market our products.

IN ORDER TO CONDUCT OUR CLINICAL TRIALS WE NEED ADEQUATE SUPPLIES OF OUR DRUG SUBSTANCE AND DRUG PRODUCT, WHICH MAY NOT BE READILY AVAILABLE.

To succeed, clinical trials require adequate supplies of drug substance and drug product, which may be difficult or uneconomical to procure or manufacture. We rely on third party contract manufacturers for our drug substance and other active ingredients for Surfaxin and to produce material that meets appropriate standards for use in clinical trials of our products. Laureate Pharma L.P., our contract manufacturer, may not be able to produce Surfaxin to appropriate standards for use in clinical studies. A failure by Laureate to do so may delay or impair our ability to obtain regulatory approval for Surfaxin. See also "Risk Factors - If the parties we depend on for manufacturing our pharmaceutical products do not timely supply these products, it may delay or impair our ability to develop and market our products."

IF THE PARTIES WE DEPEND ON FOR MANUFACTURING OUR PHARMACEUTICAL PRODUCTS DO NOT TIMELY SUPPLY THESE PRODUCTS, IT MAY DELAY OR IMPAIR OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS.

We rely on outside manufacturers for our drug substance and other active ingredients for Surfaxin and to produce material that meets appropriate standards for use in clinical studies of our products. Presently, Laureate is our sole clinical manufacturing facility that has been qualified to produce appropriate clinical grade material of our drug product for use in our ongoing clinical studies.

Laureate or other outside manufacturers may not be able to (i) produce our drug substance or drug product to appropriate standards for use in clinical studies,
(ii) perform under any definitive manufacturing agreements with us or (iii) remain in the contract manufacturing business for a sufficient time to successfully produce and market our product candidates. If we do not maintain important manufacturing relationships, we may fail to find a replacement manufacturer or develop our own manufacturing capabilities which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us and, there could be a substantial delay before a new facility could be qualified and registered with the FDA and foreign regulatory authorities.

We may in the future elect to manufacture some of our products on our own. Although we own certain specialized manufacturing equipment, are considering an investment in additional manufacturing equipment and employ certain manufacturing managerial personnel, we do not presently maintain a complete manufacturing facility and we do not anticipate manufacturing on our own any of our products during the next 12 months. If we decide to manufacture products on our own and do not successfully develop manufacturing capabilities, it will adversely affect sales of our products.

The FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current Good Manufacturing Practices (cGMPs) or similar requirements that the FDA or corresponding foreign regulators establish. Manufacturing or quality control problems could occur at the contract manufacturers causing product production and shipment delays or a situation where the contractor may not be able to maintain compliance with the FDA's current cGMP requirements necessary to continue manufacturing our drug substance. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our products.

OUR STRATEGY,  IN MANY CASES,  IS TO ENTER INTO  COLLABORATION  AGREEMENTS  WITH
THIRD PARTIES WITH RESPECT TO OUR PRODUCTS AND WE MAY REQUIRE ADDITIONAL COLLABORATION AGREEMENTS. IF WE FAIL TO ENTER INTO THESE AGREEMENTS OR IF WE OR THE THIRD PARTIES DO NOT PERFORM UNDER SUCH AGREEMENTS, IT COULD IMPAIR OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS.

Our strategy for the completion of the required development and clinical testing of our products and for the manufacturing, marketing and commercialization of our products, in many cases, depends upon entering into collaboration arrangements with pharmaceutical companies to market, commercialize and distribute our products. We have a collaboration arrangement with Esteve for Surfaxin covering all of Europe and Latin America. Esteve will be responsible for the marketing of Surfaxin for the prevention/treatment of Respiratory
Distress Syndrome in premature infants, Meconium Aspiration Syndrome in full-term infants and Acute Lung Injury/Acute Respiratory Distress Syndrome in adults. Esteve will also be responsible for the sponsorship of certain clinical trial costs related to obtaining EMEA approval for commercialization of Surfaxin in Europe for the indications of Acute Lung Injury/Acute Respiratory Distress Syndrome. We will be responsible for the remainder of the regulatory activities relating to Surfaxin, including with respect to EMEA filings.

We have entered into an exclusive collaboration arrangement in the United States with Quintiles and PharmaBio to commercialize, sell and market Surfaxin in the United States for indications of Respiratory Distress Syndrome and Meconium Aspiration Syndrome. As part of our collaboration with Quintiles, Quintiles is obligated to build a sales force solely dedicated to the sale of Surfaxin upon the approval of an NDA for either of the two indications. If Quintiles and we fail to devote appropriate resources to commercialize, sell and market Surfaxin, sales of Surfaxin could be reduced. As part of the collaboration, PharmaBio has committed to provide us with certain financial assistance in connection with the commercialization of Surfaxin, including, but not limited to, a secured, revolving credit facility for at least $8.5 million which may be increased to $10 million. A failure by us to repay amounts outstanding under the credit facility would have a material adverse effect on us. To obtain the benefits of such financing, we are obligated to meet certain development and performance milestones. The failure by us to meet the milestones or other terms and conditions of the financing leading to PharmaBio's termination thereof or the failure by PharmaBio to fulfill its obligation to partially fund the commercialization of Surfaxin, may affect our ability to successfully market Surfaxin.

If Esteve, Quintiles, PharmaBio or we breach or terminate the agreements that make up such collaboration arrangements or Esteve, Quintiles or PharmaBio otherwise fail to conduct their Surfaxin-related activities in a timely manner or if there is a dispute about their respective obligations, we may need to seek other partners or we may have to develop our own internal sales and marketing capability for the indications of Surfaxin which Esteve, Quintiles and/or PharmaBio have agreed to assist in commercializing. Accordingly, we may need to enter into additional collaboration agreements and our success, particularly outside of the United States, may depend upon obtaining additional collaboration partners. In addition, we may depend on our partners' expertise and dedication of sufficient resources to develop and commercialize our proposed products. We may, in the future, grant to collaboration partners rights to license and commercialize pharmaceutical products developed under collaboration agreements. Under these arrangements, our collaboration partners may control key decisions relating to the development of the products. The rights of our collaboration partners would limit our flexibility in considering alternatives for the commercialization of our products. If we fail to successfully develop these relationships or if our collaboration partners fail to successfully develop or commercialize any of our products, it may delay or prevent us from developing or commercializing our products in a competitive and timely manner and would have a material adverse effect on the commercialization of Surfaxin. See "Risk Factors
- Our lack of marketing and sales experience could limit our ability to generate revenues from future product sales."

IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY, OTHER COMPANIES COULD USE OUR TECHNOLOGY IN COMPETITIVE PRODUCTS. IF WE INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, OTHER COMPANIES COULD PREVENT US FROM DEVELOPING OR MARKETING OUR PRODUCTS.

We seek patent protection for our drug candidates so as to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend in part on our ability and that of parties from whom we license technology to:

-- defend our patents and otherwise prevent others from infringing on our proprietary rights;

--    protect trade secrets;  and

-- operate without infringing upon the proprietary rights of others, both in the United States and in other countries.

The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions for which important legal principles are unresolved. To date, the United States Patent and Trademark Office has not adopted a consistent policy regarding the breadth of claims that the United States Patent and Trademark Office allows in biotechnology patents or the degree of protection that these types of patents afford. As a result, there are risks that we may not develop or obtain rights to products or processes that are or may seem to be patentable.

EVEN IF WE OBTAIN PATENTS TO PROTECT OUR PRODUCTS, THOSE PATENTS MAY NOT BE SUFFICIENTLY BROAD AND OTHERS COULD COMPETE WITH US.

We, and the parties licensing technologies to us, have filed various United States and foreign patent applications with respect to the products and technologies under our development, and the United States Patent and Trademark Office and foreign patent offices have issued patents with respect to our products and technologies. These patent applications include international applications filed under the Patent Cooperation Treaty. Our pending patent applications, those we may file in the future or those we may license from third parties may not result in the United States Patent and Trademark Office or foreign patent office issuing patents. Also, if patent rights covering our products are not sufficiently broad, they may not provide us with sufficient proprietary protection or competitive advantages against competitors with similar products and technologies. Furthermore, if the United States Patent and Trademark Office or foreign patent offices issue patents to us or our licensors, others may challenge the patents or circumvent the patents, or the patent office or the courts may invalidate the patents. Thus, any patents we own or license from or to third parties may not provide any protection against competitors.

Furthermore, the life of our patents is limited. We have licensed a series of patents from Johnson & Johnson and its wholly owned subsidiary, Ortho Pharmaceutical Corporation, which are important, either individually or collectively, to our strategy of commercializing our surfactant technology. Such patents, which include relevant European patents, expire on various dates beginning in 2009 and ending in 2017 or, in some cases, possibly later. We have filed, and when possible and appropriate, will file, other patent applications with respect to our products and processes in the United States and in foreign countries. We may not be able to develop additional products or processes that will be patentable or additional patents may not be issued to us. See also "Risk Factors - If we cannot meet requirements under our license agreements, we could lose the rights to our products."

INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES COULD LIMIT OUR ABILITY TO MARKET OUR PRODUCTS.

Our commercial success also significantly depends on our ability to operate without infringing the patents or violating the proprietary rights of others. The United States Patent and Trademark Office keeps United States patent applications confidential while the applications are pending. As a result, we cannot determine which inventions third parties claim in pending patent applications that they have filed. We may need to engage in litigation to defend or enforce our patent and license rights or to determine the scope and validity of the proprietary rights of others. It will be expensive and time consuming to defend and enforce patent claims. Thus, even in those instances in which the outcome is favorable to us, the proceedings can result in the diversion of substantial resources from our other activities. An adverse determination may subject us to significant liabilities or require us to seek licenses that third parties may not grant to us or may only grant at rates that diminish or deplete the profitability of the products to us. An adverse determination could also require us to alter our products or processes or cease altogether any related research and development activities or product sales.

IF WE CANNOT MEET REQUIREMENTS UNDER OUR LICENSE AGREEMENTS, WE COULD LOSE THE RIGHTS TO OUR PRODUCTS.

We depend on licensing agreements with third parties to maintain the intellectual property rights to our products under development. Presently, we have licensed rights from Johnson & Johnson and Ortho Pharmaceutical. These agreements require us to make payments and satisfy performance obligations in order to maintain our rights under these licensing agreements. All of these agreements last either throughout the life of the patents, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our license agreements in a timely manner, we could lose the rights to our proprietary technology.

In addition, we may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of our products and technologies. Licenses required under any such patents or proprietary rights might not be made available on terms acceptable to us, if at all.

WE RELY ON CONFIDENTIALITY AGREEMENTS THAT COULD BE BREACHED AND MAY BE DIFFICULT TO ENFORCE.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our consultants, advisors and research collaborators, to the extent that they apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we will rely on trade secrets and proprietary know-how that we will seek to protect in part by confidentiality agreements with our employees, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

--    they will breach these agreements;

-- any agreements we obtain will not provide adequate remedies for the applicable type of breach or that our trade secrets or proprietary know-how will otherwise become known or competitors will independently develop similar technology; and

-- our competitors will independently discover our proprietary information and trade secrets.

OUR LACK OF MARKETING AND SALES EXPERIENCE COULD LIMIT OUR ABILITY TO GENERATE REVENUES FROM FUTURE PRODUCT SALES.

We have limited marketing, sales and distribution experience and a limited number of marketing and sales personnel. As a result, we will depend significantly on our collaboration with Quintiles for the marketing and sales of Surfaxin for indications of Respiratory Distress Syndrome in premature infants and Meconium Aspiration Syndrome in full-term infants in the United States and with Esteve for the marketing and sales of Surfaxin for the treatment of Respiratory Distress Syndrome, Meconium Aspiration Syndrome and Acute Lung Injury/Acute Respiratory Distress Syndrome in adult patients in all of Europe and Latin America. See "Risk Factors - Our strategy, in many cases, is to enter into collaboration agreements with third parties with respect to our products and we may require additional collaboration agreements. If we fail to enter into these agreements or if we or the third parties do not perform under such agreements, it could impair our ability to commercialize our products." If we do not develop a marketing and sales force of our own, then we will depend on arrangements with corporate partners or other entities for the marketing and sale of our remaining products.

The sales and marketing of Surfaxin for indications of Respiratory Distress Syndrome in premature infants, Meconium Aspiration Syndrome in full-term infants and Acute Lung Injury/Acute Respiratory Distress Syndrome in adult patients in the relevant territories depends, in part, on Quintiles', PharmaBio's and Esteve's performance of their contractual obligations. The failure of either party to do so may have a material adverse effect on the sales and marketing of Surfaxin. We may not succeed in entering into any satisfactory third party arrangements with terms acceptable to us, if at all, for the marketing and sale of our remaining products. In addition, we may not succeed in developing marketing and sales capabilities, our commercial launch of certain products may be delayed until we establish marketing and sales capabilities or we may not have sufficient resources to do so. If we fail to establish marketing and sales capabilities or fail to enter into arrangements with third parties, either in a timely manner, it will adversely affect sales of our products.

WE DEPEND UPON KEY EMPLOYEES AND CONSULTANTS IN A COMPETITIVE MARKET FOR SKILLED PERSONNEL. IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, IT COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS.

We are highly dependent upon the principal members of our management team, especially our Chief Executive Officer, Dr. Capetola, and our directors, as well as our scientific advisory board members, consultants and collaborating scientists. Many of these people have been involved in our formation or have otherwise been involved with us for many years, have played integral roles in our progress and we believe that they will continue to provide value to us. A loss of any of these personnel may have a material adverse effect on aspects of our business and clinical development and regulatory programs. We have an employment agreement with Dr. Capetola that expires on December 31, 2005. We also have employment agreements with other key personnel with termination dates from 2004 through 2005. Although these employment agreements generally provide for severance payments that are contingent upon the applicable employee's refraining from competition with us, the loss of any of these persons' services would adversely affect our ability to develop and market our products and obtain necessary regulatory approvals, and the applicable noncompete provisions can be difficult and costly to monitor and enforce. Further, we do not maintain key-man life insurance.

Our future success also will depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel, including marketing and sales staff. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers.

While we attempt to provide competitive compensation packages to attract and retain key personnel, some of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE HAVE LESS CAPITAL AND RESOURCES THAN MANY OF OUR COMPETITORS, WHICH MAY GIVE THEM AN ADVANTAGE IN DEVELOPING AND MARKETING PRODUCTS SIMILAR TO OURS OR MAKE OUR PRODUCTS OBSOLETE.

Our industry is highly competitive and subject to rapid technological innovation and evolving industry standards. We compete with numerous existing companies intensely in many ways. We intend to market our products under development for the treatment of diseases for which other technologies and treatments are rapidly developing and, consequently, we expect new companies to enter our industry and that competition in the industry will increase. Many of these companies have substantially greater research and development, manufacturing, marketing, financial, technological, personnel and managerial resources than we have. In addition, many of these competitors, either alone or with their collaborative partners, have significantly greater experience than we do in:

--    developing products;

--    undertaking preclinical testing and human clinical trials;

--    obtaining FDA and other regulatory approvals or products; and

--    manufacturing and marketing products.

Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA or comparable foreign approval or commercializing products before us. If we commence commercial product sales, we will compete against companies with greater marketing and manufacturing capabilities who may successfully develop and commercialize products that are more effective or less expensive than ours. These are areas in which, as yet, we have limited or no experience. In addition, developments by our competitors may render our product candidates obsolete or noncompetitive.

Presently, there are no approved drugs that are specifically indicated for the prevention and treatment of Meconium Aspiration Syndrome in full-term infants or Acute Lung Injury/Acute Respiratory Distress Syndrome in adults. Current therapy consists of general supportive care and mechanical ventilation.

Four products, three that are animal-derived and one that is a synthetic, are specifically approved for the treatment of Respiratory Distress Syndrome in premature infants. Exosurf(R) is synthetic and is marketed by GlaxoSmithKline, plc, outside the United States and contains only phospholipids (the fats normally present in the lungs) and synthetic organic detergents and no stabilizing protein or peptides. This product, however, does not contain any surfactant proteins, is not widely used and its active marketing recently has been discontinued by its manufacturer. Curosurf(R) is a porcine lung extract that is marketed in Europe by Chiesi Farmaceutici S.p.A., and in the United States by Dey Laboratories, Inc. Survanta(R), marketed by the Ross division of Abbott Laboratories, Inc., is an extract of bovine lung that contains the cow version of surfactant protein C. Forest Laboratories, Inc., markets its calf lung surfactant, Infasurf(R) in the United States for the treatment of Respiratory Distress Syndrome in premature infants. Although none of the four approved surfactants for Respiratory Distress Syndrome in premature infants is approved for Acute Lung Injury or Acute Respiratory Distress Syndrome in adults, which are significantly larger markets, there are a significant number of other potential therapies in development for these indications that are not surfactant-related. Any of these various drugs or devices could significantly impact the commercial opportunity for Surfaxin. We believe that engineered humanized surfactants such as Surfaxin will be far less expensive to produce than the animal-derived products approved for the treatment of Respiratory Distress Syndrome in premature infants and will have no capability of transmitting the brain-wasting bovine spongiform encephalopathy (commonly called "mad-cow disease") or causing adverse immunological responses in young and older adults.

We  also  face,   and  will  continue  to  face,   competition   from  colleges,
universities, governmental agencies and other public and private research organizations. These competitors are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. Some of these technologies may compete directly with the technologies that we are developing. These institutions will also compete with us in recruiting highly qualified scientific personnel. We expect that therapeutic developments in the areas in which we are active may occur at a rapid rate and that competition will intensify as advances in this field are made. As a result, we need to continue to devote substantial resources and efforts to research and development activities.

IF PRODUCT LIABILITY CLAIMS ARE BROUGHT AGAINST US, IT MAY RESULT IN REDUCED DEMAND FOR OUR PRODUCTS OR DAMAGES THAT EXCEED OUR INSURANCE COVERAGE.

The clinical testing of, marketing and use of our products exposes us to product liability claims in the event that the use or misuse of those products causes injury, disease or results in adverse effects. Use of our products in clinical trials, as well as commercial sale, could result in product liability claims. In addition, sales of our products through third party arrangements could also subject us to product liability claims. We presently carry product liability insurance with coverages of up to $10 million per occurrence and $10 million in the aggregate, an amount we consider reasonable and customary relating to our clinical trials of Surfaxin. However, this insurance coverage includes various deductibles, limitations and exclusions from coverage, and in any event might not fully cover any potential claims. We may need to obtain additional product liability insurance coverage prior to initiating other clinical trials. We expect to obtain product liability insurance coverage before commercialization of our proposed products; however, the insurance is expensive and insurance companies may not issue this type of insurance when we need it. We may not be able to obtain adequate insurance in the future at an acceptable cost. Any product liability claim, even one that was not in excess of our insurance coverage or one that is meritless and/or unsuccessful, could adversely affect our cash available for other purposes, such as research and development. In addition, the existence of a product liability claim could affect the market price of our common stock.

WE EXPECT TO FACE UNCERTAINTY OVER REIMBURSEMENT AND HEALTHCARE REFORM.

In both the United States and other countries, sales of our products will depend in part upon the availability of reimbursement from third party payors, which include government health administration authorities, managed care providers and private health insurers. Third party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL STOCKHOLDERS AND AFFILIATED ENTITIES OWN A SIGNIFICANT PERCENTAGE OF OUR CAPITAL STOCK, AND THEY MAY MAKE DECISIONS THAT YOU DO NOT CONSIDER TO BE IN YOUR BEST INTEREST.

As of June 30, 2004, our directors, executive officers, principal stockholders and affiliated entities beneficially owned, in the aggregate, approximately 15% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may have the effect of delaying or preventing a change in control of our Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.

THE MARKET PRICE OF OUR STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLATILITY.

The market price of our common stock, like that of many other development stage pharmaceutical or biotechnology companies, has been and is likely to be volatile. In addition to general economic, political and market conditions, the price and trading volume of our stock could fluctuate widely in response to many factors, including:

--    announcements of the results of clinical trials by us or our competitors;

--    adverse reactions to products;

-- governmental approvals, delays in expected governmental approvals or withdrawals of any prior governmental approvals or public or regulatory agency concerns regarding the safety or effectiveness of our products;

-- changes in the United States or foreign regulatory policy during the period of product development;

-- developments in patent or other proprietary rights, including any third party challenges of our intellectual property rights;

--    announcements of technological innovations by us or our competitors;

--    announcements of new products or new contracts by us or our competitors;

-- actual or anticipated variations in our operating results due to the level of development expenses and other factors;

-- changes in financial estimates by securities analysts and whether our earnings meet or exceed the estimates;

--    conditions and trends in the pharmaceutical and other industries;

--    new accounting standards; and

--    the occurrence of any of the risks described in these Risk Factors.

Our common stock is listed for quotation on the NASDAQ National Market. During the six-month period ended June 30, 2004, the price of our common stock has ranged from $8.25 to $13.90. We expect the price of our common stock to remain volatile. The average daily trading volume in our common stock varies significantly. For the 12-month period ended June 30, 2004, the average daily trading volume in our common stock was approximately 517,000 shares and the average number of transactions per day was approximately 1,600. Our relatively low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices and a more active market may never develop.

In addition, we may not be able to continue to adhere to the strict listing criteria of the National Market. If the common stock were no longer listed on the National Market, investors might only be able to trade on the Nasdaq SmallCap Market, in the over-the-counter market in the Pink Sheets(R) (a quotation medium operated by the National Quotation Bureau, LLC) or on the OTC Bulletin Board(R) of the National Association of Securities Dealers, Inc. This would impair the liquidity of our securities not only in the number of shares that could be bought and sold at a given price, which might be depressed by the relative illiquidity, but also through delays in the timing of transactions and reduction in media coverage.

In the past, following periods of volatility in the market price of the securities of companies in our industry, securities class action litigation has often been instituted against companies in our industry. If we face securities litigation in the future, even if meritless or unsuccessful, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

A SUBSTANTIAL NUMBER OF OUR SECURITIES ARE ELIGIBLE FOR FUTURE SALE AND THIS COULD AFFECT THE MARKET PRICE FOR OUR STOCK AND OUR ABILITY TO RAISE CAPITAL.

The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales could occur. As of June 30, 2004, we had 46,914,808 shares of common stock outstanding. In addition, as of June 30, 2004, up to approximately 7,918,238 shares of our common stock were issuable upon exercise of outstanding options and warrants. On December 19, 2003, we filed a Form S-3 shelf registration statement with the Commission for the proposed offering from time to time of up to 6,500,000 shares of common stock. Since the shelf registration statement was filed, we have sold 2,200,000 shares under the registration statement leaving 4,300,000 shares of our common stock available for us to sell in registered transactions under the shelf registration statement. We have no immediate plans to sell any securities under the shelf registration. However, subject to the effectiveness of the shelf registration statement, we may issue securities from time to time in response to market conditions or other circumstances on terms and conditions that will be determined at such time. See "Risk Factors - Our Committed Equity Financing Facility may have a dilutive impact on our stockholders.

Holders of our stock options and warrants are likely to exercise them, if ever, at a time when we otherwise could obtain a price for the sale of our securities that is higher than the exercise price per security of the options or warrants.

This exercise, or the possibility of this exercise, may impede our efforts to obtain additional financing through the sale of additional securities or make this financing more costly, and may reduce the price of our common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, SHAREHOLDERS RIGHTS AGREEMENT AND DELAWARE LAW COULD DEFER A CHANGE OF OUR MANAGEMENT WHICH COULD DISCOURAGE OR DELAY OFFERS TO ACQUIRE US.

Provisions of our Restated Certificate of Incorporation, as amended, our Shareholders Rights Agreement and Delaware law may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Restated Certificate of Incorporation, as amended, allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors, without further stockholder approval, could issue large blocks of preferred stock. We have adopted a shareholders rights agreement which under certain circumstances would significantly impair the ability of third parties to acquire control of us without prior approval of our Board of Directors thereby discouraging unsolicited takeover proposals. The rights issued under the shareholders rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.

                           FORWARD-LOOKING STATEMENTS

The statements set forth under the captions "Company Summary" and elsewhere in this prospectus, including in "Risk Factors," and those incorporated by reference herein which are not historical constitute "Forward Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements regarding the expectations, beliefs, intentions or strategies for the future. We intend that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Forward-looking statements are subject to many risks and uncertainties which could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.

Examples of the risks and uncertainties include, but are not limited to: the inherent risks and uncertainties in developing products of the type we are developing; possible changes in our financial condition; the progress of our research and development (including the results of clinical trials being conducted by us and the risk that our lead product candidate, Surfaxin(R), will not prove to be safe or useful for the treatment of certain indications); clinical trials require adequate supplies of drug substance and drug product which may be difficult or uneconomical to procure or manufacture; timely obtaining sufficient patient enrollment in our clinical trials; the impact of development of competing therapies and/or technologies by other companies; our ability to obtain additional required financing to fund our research programs; our ability to enter into agreements with collaborators and the failure of collaborators to perform under their agreements with us; delays in our preparation and filing of applications for regulatory approval; delays in the FDA's approval of any applications we file; that the FDA will not approve the marketing and sale of a drug product even after the FDA has accepted the application we filed for any such drug product, that the FDA may not complete its review of any applications we file within the target completion dates that the FDA establishes in connection therewith; and the additional costs and delays which may result from requirements imposed by the FDA in connection with obtaining the required approvals.

Except to the extent required by applicable laws, rules and regulations, we do not undertake any obligation or duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

We will not receive any  proceeds  from the sales of common stock by the selling
stockholders  pursuant  to  this  prospectus.   However,  we  may  receive  cash
consideration from the exercise of the warrant owned by Kingsbridge.

                               SELLING STOCKHOLDER

On July 7, 2004, we entered into a Common Stock Purchase Agreement with the selling stockholder listed in the table set forth below. The table sets forth information with respect to the amount of common stock held by the selling stockholder as of August 26, 2004, and the shares being offered by the selling stockholder pursuant to this prospectus. This prospectus relates to the offer and sale of the selling stockholder of up to 15,375,000 shares of common stock, including 375,000 shares of common stock issuable upon the exercise of outstanding warrants issued by us. The selling stockholder may offer all or part of the shares of common stock covered by this prospectus. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered under this prospectus and no other purchases or sales of common stock. The common stock offered by this prospectus may be offered from time to time by the selling stockholder named below.


                                    NUMBER OF                        TOTAL                  NUMBER OF                PERCENTAGE
                                    SHARES OF      NUMBER OF     NUMBER OF             Y SHARES TO BE                TO BE
                                COMMON STOCK,         SHARES     SHARES OF  PERCENTAGE    OFFERED FOR     NUMBER OF  BENEFICIALLY
                                NOT INCLUDING    REPRESENTED        COMMON  BENEFICIALL   THE ACCOUNT     SHARES TO  OWNED
                                    WARRANTS,    BY WARRANTS         STOCK  OWNED              OF THE      BE OWNED  AFTER
                                 BENEFICIALLY   BENEFICIALLY  BENEFICIALLY  BEFORE            SELLING    AFTER THIS  THIS
NAME                                    OWNED          OWNED         OWNED    OFFERING    STOCKHOLDER      OFFERING    OFFERING

Kingsbridge Capital Limited     15,125,000(1)        375,000    15,500,000       24.67     15,375,000       125,000      *

* Less than 1%.

(1) The number of shares of common stock beneficially owned by Kingsbridge prior to the offering is deemed to include 15,000,000 shares of common stock registered hereunder and issuable in connection with the Committed Equity Financing Facility and 375,000 shares of common stock that are issuable upon the exercise of the warrant issued to Kingsbridge.

The information contained in this table reflects "beneficial" ownership of common stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. On July 31, 2004, we had 46,941,379 shares of common stock outstanding. Beneficial ownership information reflected in the table includes shares issuable upon the exercise of outstanding warrants issued by us at their initial exercise prices.

The selling stockholder named in the preceding table has not had any position, office or other material relationship with us or any of our affiliates within the past three years.

We have been advised that Kingsbridge is controlled by Valentine  O'Donoghue and
does  not  accept  third  party   investments.   Accordingly,   Mr.   O'Donoghue
beneficially owns the shares of our common stock acquired by Kingsbridge.


                              PLAN OF DISTRIBUTION

We are registering 15,375,000 shares of our common stock under this prospectus on behalf of Kingsbridge. All or a portion of the shares offered hereby by Kingsbridge may be delivered and/or sold in transactions from time to time on the Nasdaq National Market, on the over-the-counter market, in privately-negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Kingsbridge may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Kingsbridge. Kingsbridge is an "underwriter" within the meaning of the Securities Act. Kingsbridge has advised us that it will effect resales of our common stock through any one or more of the following registered broker-dealers: Brean Murray & Co., Inc.; Dahlman Rose Weiss LLC; and Gilford Securities Incorporated. Each such broker-dealer is an underwriter in respect of such shares of our common stock sold by it on behalf of Kingsbridge. We have agreed to indemnify Kingsbridge with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares of our common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares of our common stock at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares of our common stock as principal may thereafter resell such shares of our common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares of our common stock commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

--    the name of any such broker-dealers;

--    the number of shares of our common stock involved;

--    the price at which such shares of our common stock are to be sold;

--    the  commissions  paid  or  discounts  or  concessions   allowed  to  such
      broker-dealers, where applicable;

-- that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

--    other facts material to the transaction.

Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations under such Act, including, without limitation, Regulation M promulgated thereunder. These provisions may restrict certain activities of, and limit the timing of, purchases by Kingsbridge or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares of our common stock.

Kingsbridge will pay all commissions, transfer taxes and certain other expenses associated with the sale of its shares of our common stock. The shares of our common stock offered hereby are being registered pursuant to contractual obligations and we have paid the expenses of the preparation of this prospectus.

We have also agreed to reimburse Kingsbridge for certain costs and expenses incurred in connection with this offering. These may include the fees, expenses and disbursements of counsel for the selling security holder incurred in the preparation of the Common Stock Purchase Agreement and associated documentation and the registration statement of which this prospectus forms a part up to a maximum amount equal to $40,000, as well as other expenses Kingsbridge may incur as we access the Committed Equity Financing Facility.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

If and when offered, the validity of the securities being registered hereunder will be passed upon for us by Dickstein Shapiro Morin & Oshinsky LLP. Attorneys of Dickstein Shapiro Morin & Oshinsky LLP beneficially own shares of common stock and warrants to purchase additional shares of our common stock, the aggregate value of which exceeds $50,000.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. One may read and copy any document we file at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; the Commission's Midwest Regional Office at Citicorp Center, Suite 1400, 14th Floor, 500 West Madison Street, Chicago, Illinois 60601; and at the Commission's Northeast Regional Office at 233 Broadway, New York, New York 10279. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Many of our Commission filings are also available to the public from the Commission's Website at "http://www.sec.gov." We make available free of charge our annual, quarterly and current reports, proxy statements and other information upon request. To request such materials, please send an e-mail to ir@DiscoveryLabs.com or contact John G. Cooper, our Senior Vice President, Chief Financial Officer, at our address as set forth above.

We maintain a Website at "http://www.DiscoveryLabs.com" (this is not a hyperlink, you must visit this website through an Internet browser). Our Website and the information contained therein or connected thereto are not incorporated into this Registration Statement.

We have filed with the Commission a registration statement (which contains this prospectus) on Form S-3 under the Securities Act relating to the shares of our common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the Registration Statement. One may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

                      INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents filed with Securities and Exchange Commission listed below:

1.       Our Annual  Report on Form 10-K for the fiscal year ended  December 31,
         2003;

2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, and June 30, 2004;

3. Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 6, 2004, February 19, 2004, March 30, 2004, May 10, 2004, June 15, 2004, June 30, 2004, July 9, 2004, and August 5,
         2004; and

4.       The  description  of our capital  stock  contained in our  Registration
         Statements  on  Form  8-A  filed  with  the   Securities  and  Exchange
         Commission on July 13, 1995, and February 6, 2004.

5. All documents we have filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of the documents.

You may request a copy of these filings, at no cost, by sending an e-mail to ir@DiscoveryLabs.com and requesting any one or more of such filings or by contacting John G. Cooper, our Senior Vice President, Chief Financial Officer, at the following address or telephone number: Discovery Laboratories, Inc., 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, Attention: John G. Cooper; (215) 340-4699. Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

All reports and other documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. This prospectus also incorporates by reference any documents that we file with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus is part of a registration statement we filed with the Commission. One should rely only on the information contained in this prospectus. We have authorized no one to provide any different information. We are not making an offer of these securities in any state where the offer is not permitted. One should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     EXPERTS

The consolidated financial statements of Discovery Laboratories, Inc. ("Discovery"), appearing in Discovery's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

Our legal counsel, Dickstein Shapiro Morin & Oshinsky LLP, will render an opinion to the effect that the common stock issued pursuant to this prospectus, if at all, is duly and validly issued, fully paid and non-assessable.

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SHARES OF DISCOVERY LABORATORIES, INC., COMMON STOCK COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

                                15,375,000 SHARES

                          DISCOVERY LABORATORIES, INC.

                                  COMMON STOCK

                                 AUGUST 26, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of the common stock offered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholder. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                     Amount

Securities and Exchange Commission registration fee............    $16,174.52
Accounting fees and expenses...................................     $7,500.00
Legal fees and expenses........................................    $50,000.00
Miscellaneous fees and expenses................................     $6,325.48
Total..........................................................    $80,000.00

We shall bear all expenses in connection with the issuance and distribution of the securities being offered hereby.

               ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article Eighth of our Restated Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derives an improper personal benefit.

Our Bylaws provide that we shall indemnify our directors and officers, the directors and officers of any of our subsidiaries and any other individuals acting as directors or officers of any other corporation at our request, to the fullest extent permitted by law.

We have entered into indemnification agreements with certain of our executive officers containing provisions that may require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as officers other than liabilities arising from willful misconduct of a culpable nature and to advance certain expenses incurred as a result of any proceeding against them as to which they could be indemnified. We have obtained limited directors' and officers' liability insurance. These provisions in our Restated Certificate of Incorporation, as amended, and our Bylaws do not eliminate the officers' and directors' fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer and director will continue to be subject to liability for breach of their duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions also do not affect an officer's or director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                                ITEM 16. EXHIBITS

Exhibit No.  Description
-----------  -----------

      3.1 Restated Certificate of Incorporation of Discovery, dated September 18, 2002.

      3.2 Certificate of Amendment to the Certificate of Incorporation, dated May 28, 2004.

      3.3   Amended and Restated Bylaws of Discovery, dated December 12, 2003.

      3.4 Shareholder Rights Agreement, dated as of February 6, 2004, by and between Discovery and Continental Stock Transfer & Trust Company.

      5.1   Opinion of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.

      23.1  Consent of Ernst & Young LLP, registered public accounting firm.

      23.2 Consent of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel (included in Exhibit 5.1).

      24.1 Powers of Attorney (included in Signature Pages to this Registration Statement on Form S-3).

                              ITEM 17. UNDERTAKINGS

We, the undersigned Registrant hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registrant Statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Doylestown, Commonwealth of Pennsylvania, on the 26th day of August, 2004.

                                  DISCOVERY LABORATORIES, INC.
                                  (Registrant)

                                  By: /s/ Robert J. Capetola
                                      -------------------------------
                                         Robert J. Capetola, Ph.D.
                                         President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert J. Capetola, Ph.D., and David L. Lopez, C.P.A., Esq., or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



SIGNATURE                                       NAME & TITLE                                           DATE
---------                                       ------------                                           ----

 /s/ Robert J. Capetola                         Robert J. Capetola, Ph.D.                                 August 26, 2004
------------------------------------
                                                President, Chief Executive Officer and Director

 /s/ John G. Cooper                             John G. Cooper                                            August 26, 2004
------------------------------------
                                                Senior Vice President and Chief Financial Officer

 /s/Cynthia Davis                               Cynthia Davis                                             August 26, 2004
------------------------------------
                                                Controller and Principal Accounting Officer

 /s/ Herbert McDade                             Herbert McDade, Jr.                                       August 26, 2004
------------------------------------
                                                Chairman of the Board of Directors

 /s/ Max Link                                   Max Link, Ph.D.                                           August 26, 2004
------------------------------------
                                                Director

                                                Antonio Esteve, Ph.D.
------------------------------------
                                                Director

 /s/ Marvin E. Rosenthale                       Marvin E. Rosenthale, Ph.D.                               August 26, 2004
------------------------------------
                                                Director

                          DISCOVERY LABORATORIES, INC.
                                    FORM S-3
                                INDEX TO EXHIBITS


    Exhibit No.   Description
    -----------   -----------

         3.1(1) Restated Certificate of Incorporation of Discovery, dated September 18, 2002.

         3.2(2) Certificate of Amendment to the Certificate of Incorporation, dated May 28, 2004.

         3.3(3)   Amended and Restated  Bylaws of Discovery,  dated December 12,
                  2003.

         3.4(4) Shareholder Rights Agreement, dated as of February 6, 2004, by and between Discovery and Continental Stock Transfer & Trust Company.

         5.1 Opinion of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.*

         23.1 Consent of Ernst & Young LLP, registered public accounting firm.*

         23.2 Consent of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel (included in Exhibit 5.1).*

         24.1 Powers of Attorney (included in Signatures Page to this Registration Statement on Form S-3).*

---------------------
* Filed herewith.

(1) Incorporated by reference to Discovery's Annual Report on Form 10-K for the year ended December 31, 2002.

(2) Incorporated by reference to Discovery's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(3) Incorporated by reference to Discovery's Annual Report on Form 10-K for the year ended December 31, 2003.

(4) Incorporated by reference to Discovery's Current Report on form 8-K filed with the Commission on February 6, 2004 .